Exhibit 99.1

For Release:

June 9, 2009

Edward Whitacre, Jr. to Become Chairman of New GM

Edward E. Whitacre, Jr., former chairman and CEO of AT&T Inc., will become chairman of the New GM when the company is launched later this summer, GM’s interim Chairman Kent Kresa announced today. Kresa will continue to serve as interim chairman until the launch.

Whitacre and Kresa, along with current board members Philip A. Laskawy, Kathryn V. Marinello, Erroll B. Davis, Jr., E. Neville Isdell and President and Chief Executive Officer Frederick A. Henderson, will serve as the nucleus of the New GM board, providing management oversight and a continuing commitment to transparency and world-class standards of corporate governance.

The six other members of the current board will most likely retire no later than the approval of the sale of GM assets to the new entity. A selection process is currently underway for four more directors to serve on the board of the New GM. In addition, the Canadian government and the new UAW Voluntary Employee Benefit Association (VEBA) will each nominate one director, bringing the total number of New GM directors to 13.

Whitacre, 67, was chairman and CEO of AT&T Inc. and its predecessor companies from 1990 to 2007. During his tenure, which began with Southwestern Bell, Whitacre led the company through a series of mergers and acquisitions—including that of AT&T in 2005—to create the nation’s largest provider of local, long distance and wireless services. He serves on the boards of ExxonMobil Corporation and the Burlington Northern Santa Fe Corporation and holds a degree in industrial engineering from Texas Technological University.

“The appointment of Ed Whitacre as chairman represents a very auspicious beginning for the New GM,” said Kresa. “We look forward to working with him to complete the reinvention of GM and maximize the enormous potential of this new enterprise.”

“I am honored to be able to serve GM at this critical juncture and take part in its reinvention,” said Whitacre.

General Motors Corp., one of the world’s largest automakers, was founded in 1908, and today manufactures cars and trucks in 34 countries. With its global headquarters in Detroit, GM employs 234,500 people in every major region of the world, and sells and services vehicles in some 140 countries. In 2008, GM sold 8.35 million cars and trucks globally under the following brands: Buick, Cadillac, Chevrolet, GMC, GM Daewoo, Holden, Hummer, Opel, Pontiac, Saab, Saturn, Vauxhall and Wuling. GM’s largest national market is the U.S., followed by China, Brazil, the United Kingdom, Canada, Russia and Germany. GM’s OnStar subsidiary is the industry leader in vehicle safety, security and information services. More information on GM can be found at www.gm.com.

Contact:

Julie M. Gibson

GM Financial Communications

212.418.6381

313.213.3086 (cell)

Julie.m.gibson@gm.com

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